EXHIBIT 99


                                            FOR IMMEDIATE RELEASE


             ENTERTAINMENT PROPERTIES TRUST ANNOUNCES
          THIRD QUARTER CASH DIVIDEND OF $0.40 PER SHARE

KANSAS CITY, MO. (September 15, 1998)   Entertainment Properties
Trust (NYSE: EPR), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that its Board of Trustees has approved a cash dividend of $5,544,785.60, or $0.40 cents a share for the third quarter of 1998. The record date for the dividend is September 30, 1998. The dividend is payable October 15, 1998, to shareholders of record. The company has 13,861,964 shares outstanding.

     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.
     Entertainment Properties Trust company contact: Jon Weis, Director, Corporate Communications, 1200 Main Street, Suite 3250, Kansas City, Missouri 64105. 888-EPR-REIT. FAX 816-472-5794. Company web site is at www.eprkc.com.

Other than historical information, this press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and identified by words such as "continue," "believe," "may," "hope," "anticipate," "goal," "forecast" or comparable terms. The Company's actual financial condition, results of operations or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties, including the Company's initial dependence on a single tenant and lease guarantor for its revenues and ability to make distributions, potential conflicts of interest, competition from other entities providing capital to the entertainment industry, dependence on key personnel, operating risks in the entertainment industry that may affect the operations of the Company's tenants, tax risks, interest rates and availability of debt financing, real estate investment risks and other risks and uncertainties. Investors are cautioned not to place undue reliance on such forward-looking statements, and are encouraged to review the risk factors identified in the Company's prospectus dated November 18, 1997 and in the Company's reports filed with the Securities and Exchange Commission.

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